EXHIBIT B-3

     HATFIELD'S FERRY POWER STATION CONSTRUCTION AND

OPERATING AGREEMENT, dated April 20, 1968, among MONONGAHELA

POWER  COMPANY, an Ohio corporation ("Monongahela"), THE

POTOMAC EDISON COMPANY, a Maryland corporation ("Potomac"),

and WEST PENN POWER COMPANY, a Pennsylvania corporation

("West Penn"),




                         WITNESSETH:


1.   Station.

          Monongahela, Potomac, and West Penn (the

"Companies") hereby provide for the construction and

operation of a steam electric generating station (the

"Station") in Greene County, Pennsylvania, with 3 generating units with a nameplate capacity of approximately 500,000 kw

each to be owned by the Companies as tenants in common with

undivided ownership interests of Monongahela 27.5%, Potomac

20%, and West Penn 52.5% (their respective "Ownership

Shares"), all as contemplated in the deed dated April 20,

1968 (the "Deed") from West Penn to Monongahela and Potomac.

The provisions of this Agreement are intended, as

contemplated in the Deed, to establish among the Companies

more detailed provisions and procedures for carrying out the provisions of the Deed.

2.   Construction.

          Construction of the Station shall be carried out

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by the Companies under the general supervision and direction of a Construction Committee, which shall be the Allegheny

Power System Hatfield's Ferry Construction Committee.

The Companies intend to use their best efforts

toward the end that the construction of the first generating unit at the Station will be completed, and full-scale

commercial operation commenced, on or before October 1,

1969, that the construction of the second generating unit at the Station will be completed, and full-scale commercial

operation commenced, on or before October 1, 1970, and that

the construction of the third generating unit at the Station will be completed, and full-scale commercial operation

commenced, on or before May 1, 1972.

          The Companies shall, with reasonable expedition,

enter into contracts (which may be purchase order contracts)

providing for (a) the purchase of materials, equipment and

services for, and construction of, the Station and (b)

insurance to insure all work under construction against

risks usually insured against for such work.  Each such

contract shall provide, among other things, that the

performance of the contract shall be for the account of, and the charges therefor shall be billed to, and paid by the

Companies in proportion to their respective Ownership Shares and that the invoices for such billing (contractor's invoice

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or invoices) shall be submitted in the names of the

Companies.

          Books of account and records containing details of

the items of cost applicable to the construction of each

unit at the Station shall be kept under the supervision of

the Construction Committee and shall be open to examination

at any time by any Company or its representatives.

          The Construction Committee shall cause the

Companies to be furnished with counterparts of such books of account and records as they may request.

The basic books of account and records shall be turned over

to and maintained by the Operating Company referred to in

Section 3.

3.   Operation and Maintenance.

          The Station shall be operated and maintained in

accordance with good utility operating practice.

          The Companies shall establish an Operating

Committee, consisting of one member appointed by each

Company, for the purpose of establishing policies for the

operation and maintenance of the Station.  The Operating

Committee shall meet at the call of any member.

          The Station will be operated and maintained by one

of the Companies (the "Operating Company") in accordance

with policies to be established by the Operating Committee.

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Until otherwise agreed by all the Companies, West Penn shall be the Operating Company.  The Operating Company shall not

be liable for loss, damage, or injury in respect of

operation or maintenance except for its gross negligence or

willful misconduct.  The Operating Company shall keep books

of account and records containing  details of the items of

cost applicable to the operation and maintenance of the

Station.  Such books of account and records shall be open to examination at any time by any Company or its

representatives.  The Operating Company shall furnish the

Companies with counterparts of such books of account and

records as they may request.

4.   Renewals, Replacements, Additions, and Retirements.

          Renewals and replacements necessary for the

operation of the Station shall be made as required by good

utility operating practice.  Other renewals

and replacements and any additions to the Station may be

made only by agreement of all the Companies.  Retirements,

sales, and other dispositions of property shall be effected

only in a manner consistent with the Companies' respective

mortgage indentures, if any. Renewals, replacements,

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additions, and retirements (and related dispositions and

sales) shall be effected by the Operating Company subject to the policies established by the Operating Committee.

5.   Title to Property.

          Title to all property acquired or constructed in

connection with the Station (including without limitation

property acquired for use or consumption in connection with

its construction, operation, or maintenance) shall be in the

Companies as tenants in common in proportion to their

Ownership Shares.  Construction, acquisitions, and purchases shall be made in such manner that title shall vest in

accordance with the foregoing.

6.   Power and Energy.

          Subject to Section 9, each Company shall at all

times have full ownership of and available to it at the

Station the portion of the generating capability of the

Station, and the energy associated therewith, corresponding

to its Ownership Share.

          Each Company shall keep the Operating Company

informed as to the amount of power it requires to be

generated for it.

          Subject to its capability and to necessary or

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unavoidable outages, the Station shall be operated so as to produce an output equal to the sum of the power requirements of the Companies therefrom.

     7.   Expenditures.

          All expenditures in respect of the Station shall

be accounted for in accordance with the Uniform System of

Accounts prescribed by the Federal Power Commission for

Public Utilities and Licensees (Class A and B Electric

Utilities) as in effect on the date of this Agreement.

          All expenditures (including without limitation all

expenditures for administration, labor, payroll taxes,

employee benefits, maintenance, materials, research and

development, supplies and services) for the construction,

operation, and maintenance (excluding fuel) of the Station

and for renewals, replacements, additions, and retirements

in respect thereof shall be shared by the Companies in

proportion to their Ownership Shares.  All expenditures in

respect of the Station properly chargeable to Account 501

(Fuel) of such Uniform System of Accounts for any period

shall be shared by the Companies pro rata according to the

total kilowatthours of energy respectively taken by them

from the Station during such period.

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          Interest charges on borrowed funds, income taxes,

and property, business and occupation and like taxes, of

each Company shall be borne entirely by such Company; and

such items, as well as depreciation, amortization, and

interest charged to construction, shall not be deemed

expenditures for purposes of this Section.

8.   Joint Account.

          The Companies shall maintain one or more joint

accounts (collectively, the "Joint Account") in a bank or

banks agreed upon by them.  All expenditures referred to in

the second paragraph of Section 7 shall be paid out of the

Joint Account.

From time to time the Construction Committee or

the Operating Company may request the Companies to advance

to the Joint Account such amount as is then needed for cash

working capital.  Within ten days thereafter the Companies,

pro rata according to their respective Ownership Shares,

shall deposit in such Joint Account the amount specified in

such request.

          As promptly as practicable after the end of each

month, the Construction Committee or the Operating Company

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shall send to each of the Companies a statement in

reasonable detail of all expenditures for such month and the amount of each Company's share thereof.  Within ten days

after its receipt of such statement, each Company shall

deposit its share in the Joint Account.

          The Construction Committee or Operating Company

shall cause to be drawn against the Joint Account, and to be delivered, checks or drafts in the names of the Companies in payment of expenditures.  Funds shall be disbursed from the

Joint Account in accordance with sound accounting and

disbursement procedures.  All persons authorized to handle

or disburse  funds from the Joint Account shall be bonded in favor of Monongahela, Potomac, and West Penn, as their

respective interests may appear, for not less than $500,000.

9.   Default.

          During any period that a Company is in default in

whole or in part in making the most recent deposit in the

Joint Account then required under this Agreement, (a) such

Company shall be entitled to no energy from the Station (but shall be obligated to pay any damages to the non-defaulting

Companies resulting from the default) and (b) the non-

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defaulting Companies shall be entitled to all of the energy from the Station in proportion to their Ownership Shares.

No such default shall affect any Company's ownership

interest, or any Company's obligations under Sections 7 and

8.

10.  Arbitration.

          The Companies hereby declare their intention and

agree that any controversy arising out of or relating to

this Agreement or the Deed, or the breach of either thereof,

shall be settled by arbitration in accordance with the Rules of the American Arbitration Association and that judgment

upon the award rendered by the arbitrator may be entered in

any court having jurisdiction thereof.

11.  Term of Agreement.

          This Agreement shall continue in full force and

effect for a period of forty-five years from the date hereof and for such longer period as the Companies shall by mutual

agreement continue to operate any of the units at the

Station.  Termination of this Agreement shall not terminate

the provisions of Section 10.

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12.  Amendment.

          This Agreement may be amended from time to time or

canceled at any time by an instrument or instruments in

writing signed by all of the Companies (or their successors

or assigns).

13.  Successors and Assigns.

          This Agreement shall inure to the benefit of and

bind the successors and assigns of the parties hereto, but

it may be assigned in whole or in part

Only in connection with transfer to the assign of a

corresponding ownership interest in the Station.

     IN WITNESS WHEREOF each of the parties has caused this

Agreement to be duly executed.



                              MONONGAHELA POWER COMPANY




                                By_______/S/____________
                                   Vice President


                              THE POTOMAC EDISON COMPANY




                                By________/S/___________
                                   President


                              WEST PENN POWER COMPANY




                                By_________/S/__________
                                   President